Exhibit 3.1(f)

D

PC

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation: Parametric Technology Corporation

(2) Registered office address: 140 Kendrick Street, Needham, Massachusetts 02494

                                                       (number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): IV

                                                                               (specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: March 10, 2005

                            (month, day, year)

(5) Approved by:

(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article IV of the corporation’s Restated Articles of Organization, as amended, shall be amended to include the following language as an introductory paragraph to Section I of Attachment 4:

“Effective as of February 28, 2006, at 12:01 a.m. (the “Effective Time”), every 5 (five) shares of authorized Common Stock of the corporation, $.01 par value per share (“Common Stock”), issued and outstanding shall be automatically combined into 2 (two) issued and outstanding shares of Common Stock without any change in the par value of such shares. There shall be no fractional shares issued. In lieu of any fractional shares to which a stockholder of record would be entitled as a result of the combination, such stockholder shall be entitled to receive a cash amount determined as follows. The corporation’s transfer agent or a designated broker shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders of record who would otherwise be entitled to receive a fractional share. After such sales are completed, each such stockholder entitled thereto shall receive a cash payment in an amount equal to such stockholder’s pro rata share of the total net proceeds of the sales. The combination shall not change the number of shares of Common Stock authorized for issuance by the corporation.”

P.C.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: February 28, 2006 at 12:01 a.m.

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:     /s/ Aaron C. von Staats                                                                                                                                          ,

                                                                                          (signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this 24th day of February, 2006.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $100 having been paid, said articles are deemed to have been filed with me this 24th day of February, 2006, at 10:22 a.m.

time

Effective date: February 28, 2006 at 12:01 a.m. (must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

Examiner

TO BE FILLED IN BY CORPORATION
Name approval	Contact Information:

C	Matthew C. Dallett

M	Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue, Boston, MA 02199

Telephone: 617-239-0303

Email: mdallett@eapdlaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.